                                                                      EXHIBIT 99


                          INDEPENDENT AUDITORS' REPORT

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

THE BOARD OF DIRECTORS
HOME SHOPPING NETWORK, INC.

     We have audited the accompanying consolidated balance sheets of Home Shopping Network, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Shopping Network, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ KPMG PEAT MARWICK LLP

February 21, 1996
St. Petersburg, Florida

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



-------------------------------------------------------------------------------------------------------------
                                                                                        DECEMBER 31,
                                                                                  -----------------------
ASSETS                                                                            1995                1994
-------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands)
CURRENT ASSETS
Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . .         $ 25,164             $ 33,648
Accounts and notes receivable (net of an
 allowance for doubtful accounts of
 $1,685 and $1,738, respectively) . . . . . . . . . . . . . . . . . . .           23,634               43,657
Inventories, net  . . . . . . . . . . . . . . . . . . . . . . . . . . .          101,564              118,801
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . .           24,484               22,108
Other current assets, net . . . . . . . . . . . . . . . . . . . . . . .            8,149               10,632
                                                                                --------             --------
       Total current assets . . . . . . . . . . . . . . . . . . . . . .          182,995              228,846

PROPERTY, PLANT AND EQUIPMENT
Computer and broadcast equipment  . . . . . . . . . . . . . . . . . . .           90,581              106,144
Buildings and leasehold improvements  . . . . . . . . . . . . . . . . .           69,843               74,514
Furniture and other equipment . . . . . . . . . . . . . . . . . . . . .           49,561               46,183
                                                                                --------             --------
                                                                                 209,985              226,841
       Less accumulated depreciation and
        amortization  . . . . . . . . . . . . . . . . . . . . . . . . .          118,710              116,697
                                                                                --------             --------
                                                                                  91,275              110,144
Land    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           17,093               17,774
Construction in progress  . . . . . . . . . . . . . . . . . . . . . . .              406                3,182
                                                                                --------             --------
                                                                                 108,774              131,100
OTHER ASSETS
Cable distribution fees, net ($34,803 and
  $34,174, respectively, to related
  parties)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           99,161               67,978
Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . .           23,142                    -
Long-term investments ($10,000 in a
  related party)  . . . . . . . . . . . . . . . . . . . . . . . . . . .           14,000               10,000
Other non-current assets  . . . . . . . . . . . . . . . . . . . . . . .            8,223                8,575
                                                                                --------             --------
                                                                                 144,526               86,553
                                                                                --------             --------
                                                                                $436,295             $446,499
                                                                                ========             ========





  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



-------------------------------------------------------------------------------------------
                                                                      DECEMBER 31,
                                                                ------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY                            1995                1994
-------------------------------------------------------------------------------------------
                                                                     (In thousands)
CURRENT LIABILITIES
Current maturities of long-term
 obligations..............................                    $  1,555             $  1,690
Accounts payable..........................                      84,297               75,264
Accrued liabilities:
   Programming fees ($2,260 and $26,591
     respectively, to related parties)....                      20,377               50,170
   Sales returns..........................                      10,832               12,304
   Litigation settlements.................                       6,140               14,450
   Treasury stock.........................                           -               13,109
   Other..................................                      52,223               38,786
                                                              --------             --------
       Total current liabilities..........                     175,424              205,773

LONG-TERM OBLIGATIONS (net of current
 maturities)..............................                     135,810               27,491
DEFERRED INCOME TAXES.....................                           -                6,792
COMMITMENTS AND CONTINGENCIES.............                           -                    -
STOCKHOLDERS' EQUITY
Preferred stock - $.01 par value;
 authorized 500,000 shares, no shares
 issued and outstanding...................                           -                    -
Common stock - $.01 par value; authorized
 150,000,000 shares, issued 77,718,379
 and 77,553,329 at December 31, 1995 and
 1994, respectively.......................                         777                  776
Class B - convertible common stock -
 $.01 par value; authorized, issued
 and outstanding 20,000,000 shares........                         200                  200
Additional paid-in capital................                     169,057              167,463
Retained earnings.........................                       7,677               69,560
Treasury stock - 6,986,000 and 4,440,700
 common shares, at cost, at December 31,
 1995 and 1994, respectively..............                     (48,718)             (27,136)
Unearned compensation.....................                      (3,932)              (4,420)
                                                              --------             --------
                                                               125,061              206,443
                                                              --------             --------
                                                              $436,295             $446,499
                                                              ========             ========





  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

---------------------------------------------------------------------------------------------------
                                                             YEARS ENDED DECEMBER 31,
                                              -----------------------------------------------------
                                                 1995                  1994                1993
---------------------------------------------------------------------------------------------------
                                                       (In thousands, except per share data)
NET SALES..........................           $1,018,625            $1,126,514          $1,046,580
Cost of sales......................              701,678               730,504             704,040
                                              ----------            ----------          ----------
       Gross profit................              316,947               396,010             342,540
                                              ----------            ----------          ----------

Operating expenses:
   Selling and marketing...........              167,063               161,886             138,092
   Engineering and programming.....               98,216                98,835              93,686
   General and administrative......               77,087                79,344              93,539
   Depreciation and amortization...               38,854                29,066              24,172
   Other charges...................               11,893                     -                   -
   Restructuring charges...........                4,114                     -                   -
                                              ----------            ----------          ----------
                                                 397,227               369,131             349,489
                                              ----------            ----------          ----------

       Operating profit (loss).....              (80,280)               26,879              (6,949)

Other income (expense):
   Interest income.................                1,961                 9,556              13,655
   Interest expense................              (10,077)               (5,512)            (10,863)
   Miscellaneous...................                 (426)                 (403)             (2,410)
   Litigation settlements..........               (6,383)                    -             (13,000)
                                              ----------            ----------          ----------
                                                 (14,925)                3,641             (12,618)
                                              ----------            ----------          ----------
Earnings (loss) before income
 taxes and extraordinary item......              (95,205)               30,520             (19,567)
Income tax expense (benefit).......              (33,322)               12,819              (4,028)
                                              ----------            ----------          ----------
Earnings (loss) before
 extraordinary item................              (61,883)               17,701             (15,539)
Extraordinary item - loss on early
 extinguishment of long-term
 obligations (net of tax benefit
 of $567 and $4,395 for the years
 ended December 31, 1994 and 1993,
 respectively).....................                    -                  (924)             (7,242)
                                              ----------            ----------          ----------

NET EARNINGS (LOSS)................           $  (61,883)           $   16,777          $  (22,781)
                                              ==========            ==========          ==========

Earnings (loss) per common share:
   Earnings (loss) before
    extraordinary item.............           $     (.69)           $      .19          $     (.18)
   Extraordinary item, net.........                    -                  (.01)               (.08)
                                              ----------            ----------          ----------
   Net earnings (loss).............           $     (.69)           $      .18          $     (.26)
                                              ==========            ==========          ==========

  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




-----------------------------------------------------------------------------------------------------------------------------------
                                                                  CLASS B
                                                                CONVERTIBLE  ADDITIONAL                         UNEARNED
                                                         COMMON   COMMON       PAID-IN    RETAINED    TREASURY   COMPEN-
                                                          STOCK    STOCK       CAPITAL    EARNINGS     STOCK     SATION     TOTAL
----------------------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands)
BALANCE AT DECEMBER 31, 1992.............................  $671     $242      $115,846   $ 75,564    $(14,027)   $(8,147)  $170,149
Issuance of common stock upon exercise of stock options..    55        -        31,796          -           -          -     31,851
Issuance of common stock upon conversion of debentures...     -        -            15          -           -          -         15
Unearned compensation related to executive stock award
  program................................................     -        -         1,009          -           -     (1,009)         -
Income tax benefit related to executive stock award
  program and stock options exercised....................     -        -        11,705          -           -          -     11,705
Expense related to executive stock award program.........     -        -             -          -           -      5,615      5,615
Conversion of Class B common stock to common stock.......    36      (36)            -          -           -          -          -
Net loss for the year ended December 31, 1993............     -        -             -    (22,781)          -          -    (22,781)
                                                           ----     ----      --------   --------    --------    -------   --------
BALANCE AT DECEMBER 31, 1993.............................   762      206       160,371     52,783     (14,027)    (3,541)   196,554
Issuance of common stock upon exercise of stock options..     8        -         4,517          -           -          -      4,525
Unearned compensation related to employee equity partici-
  pation plan............................................     -        -             -          -           -     (3,736)    (3,736)
Income tax benefit related to executive stock award
  program and stock options exercised....................     -        -         2,575          -           -          -      2,575
Expense related to executive stock award program.........     -        -             -          -           -      2,047      2,047
Expense related to employee equity participation plan....     -        -             -          -           -        810        810
Purchases of treasury stock, at cost.....................     -        -             -          -     (13,109)         -    (13,109)
Conversion of Class B common stock to common stock.......     6       (6)            -          -           -          -          -
Net earnings for the year ended December 31, 1994........     -        -             -     16,777           -          -     16,777
                                                           ----     ----      --------   --------    --------    -------   --------
BALANCE AT DECEMBER 31, 1994.............................   776      200       167,463     69,560     (27,136)    (4,420)   206,443
Issuance of common stock upon exercise of stock options..     1        -           902          -           -          -        903
Unearned compensation related to executive stock award
  program and stock options granted......................     -        -            96          -           -        (63)        33
Unearned compensation related to employee equity partici-
  pation plan............................................     -        -             -          -           -     (1,264)    (1,264)
Income tax benefit related to executive stock award
  program and stock options exercised....................     -        -           596          -           -          -        596
Expense related to executive stock award program.........     -        -             -          -           -        795        795
Expense related to employee equity participation plan....     -        -             -          -           -      1,020      1,020
Purchases of treasury stock, at cost.....................     -        -             -          -     (21,582)         -    (21,582)
Net loss for the year ended December 31, 1995............     -        -             -    (61,883)          -          -    (61,883)
                                                           ----     ----      --------   --------    --------    -------   --------
BALANCE AT DECEMBER 31, 1995.............................  $777     $200      $169,057   $  7,677    $(48,718)   $(3,932)  $125,061
                                                           ====     ====      ========   ========    ========    =======   ========





  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS





----------------------------------------------------------------------------------------------------------------------------
                                                                                            YEARS ENDED DECEMBER 31,
                                                                                     ---------------------------------------
                                                                                      1995             1994           1993
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  (In thousands)
Cash flows from operating activities:
  Net earnings (loss)...........................................................     $(61,883)      $ 16,777      $ (22,781)
  Adjustments to reconcile net earnings (loss) to net cash provided by (used in)
    operating activities:
      Depreciation and amortization.............................................       26,162         25,173         24,172
      Amortization of cable distribution fees...................................       12,692          3,893              -
      Inventory carrying value adjustment.......................................       14,468         (6,455)        12,179
      Deferred income taxes.....................................................      (32,310)         5,649        (14,102)
      Loss on disposition of wholly-owned subsidiary............................            -          2,854              -
      Loss on retirement of long-term obligations...............................            -          1,491         11,637
      Change in Stock Appreciation Rights ("SAR's") and common stock issued for
       services provided........................................................        1,911          1,310          8,449
      Provision for losses on accounts and notes receivable.....................          440            377           (171)
      Equity in (earnings) losses of unconsolidated affiliates..................          302           (144)           589
      (Gain) loss on sale of assets.............................................        6,040            106           (277)
      Liquidation of joint venture operation....................................            -              -            722
      Change in current assets and liabilities:
       (Increase) decrease in accounts receivable...............................       12,576        (10,698)       (15,753)
       (Increase) decrease in interest receivable from related party............            -          1,039         (1,039)
       (Increase) decrease in inventories.......................................        1,635         (1,416)        (4,056)
       (Increase) decrease in other current assets..............................        3,572         (3,313)        (1,175)
       Increase (decrease) in accounts payable..................................        9,362        (13,594)        26,683
       Increase (decrease) in accrued liabilities...............................      (24,303)        24,687         29,923
      Increase in cable distribution fees.......................................      (43,874)       (71,871)             -
      Stock purchases for employee equity participation plan ...................       (1,264)        (3,736)             -
                                                                                     --------      ---------      ---------
       NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES......................      (74,474)       (27,871)        55,000
                                                                                     --------      ---------      ---------

Cash flows from investing activities:
  Capital expenditures..........................................................      (13,004)       (18,602)       (15,491)
  Proceeds from sale of assets..................................................        8,727          3,221            548
  Increase in long-term investments.............................................       (4,000)             -         (2,775)
  Proceeds from long-term notes receivable......................................        3,169        133,325          4,892
  Increase in intangible assets.................................................       (2,378)        (4,338)        (2,057)
  (Increase) decrease in other non-current assets...............................         (920)        (6,185)           683
                                                                                     --------      ---------      ---------
       NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES......................       (8,406)       107,421        (14,200)
                                                                                     --------      ---------      ---------

Cash flows from financing activities:
  Borrowings from secured credit facility.......................................      120,000              -              -
  Payments for purchases of treasury stock......................................      (34,691)             -              -
  Principal payments on and redemptions of long-term obligations................      (11,816)      (110,993)      (206,506)
  Proceeds from issuance of common stock........................................          903          4,525         31,851
  Borrowings from unsecured credit facilities...................................            -         25,000        150,000
                                                                                     --------      ---------      ---------
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES......................       74,396        (81,468)       (24,655)
                                                                                     --------      ---------      ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................       (8,484)        (1,918)        16,145
Cash and cash equivalents at beginning of year..................................       33,648         35,566         19,421
                                                                                     --------      ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR........................................     $ 25,164      $  33,648      $  35,566
                                                                                     ========      =========      =========





  The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  HOME SHOPPING NETWORK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Home Shopping Network, Inc. (the "Company" or "HSN") is a holding company, the subsidiaries of which conduct the day-to-day operations of the Company's various business activities. The Company's primary business is electronic retailing conducted by Home Shopping Club, Inc. ("HSC"), a wholly-owned subsidiary of the Company.

The following is a summary of the significant accounting policies of the Company consistently applied in the preparation of the accompanying consolidated financial statements.

1.     CONSOLIDATION

The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

2.     CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash and short-term investments. Short-term investments consist primarily of U.S. Treasury Securities, auction preferred shares, U.S. Government agencies and certificates of deposit with original maturities of less than 91 days.

3.     ACCOUNTS AND NOTES RECEIVABLE

HSN has a sales program with a deferred payment arrangement, "FlexPay", which allows customers to charge their purchases to third party credit cards in installments, generally over three consecutive months. FlexPay receivables totaled $13,015,000 and $23,621,000 at December 31, 1995 and 1994,
respectively. At December 31, 1994 accounts and notes receivable included $3,000,000 due from a former chairman of the Company's Board of Directors and a $5,000,000 note receivable from a former wholly-owned subsidiary, Precision Systems, Inc. ("PSi").

4.     INVENTORIES, NET

Merchandise inventories are valued at the lower of cost or market, cost being determined using the first-in, first-out method. Cost includes freight, certain warehousing costs and other allocable overhead. Market is determined on the basis of net realizable value, giving consideration to obsolescence and other factors. Inventories are presented net of an inventory carrying adjustment of $33,259,000 and $18,791,000 at December 31, 1995 and 1994,
respectively.

5.     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

Depreciation and amortization are provided on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives as follows:

---------------------------------------------------------------------------------
                                                               DEPRECIATION/
ASSET CATEGORY                                               AMORTIZATION PERIOD
---------------------------------------------------------------------------------
Computer and broadcast equipment.............                   3 to 10 Years
Buildings....................................                  30 to 40 Years
Leasehold improvements.......................                   4 to 13 Years
Furniture and other equipment................                   3 to 10 Years

Depreciation and amortization expense on property, plant and equipment was $20,452,000, $22,540,000 and $21,911,000 for the years ended December 31, 1995,
1994 and 1993, respectively.

For income tax purposes, certain assets are depreciated using allowable accelerated methods which result in different depreciation amounts than would be calculated for financial statement purposes.

6.     CABLE DISTRIBUTION FEES, NET

The Company pays upfront fees for long-term cable contracts for carriage of the Company's programming. These fees are amortized to expense on a straight-line basis, over the terms of the respective contracts which range from 5 to 15 years. Amortization expense for cable distribution fees for the years ended December 31, 1995 and 1994 was $12,692,000 and $3,893,000,
respectively. Accumulated amortization as of December 31, 1995 and 1994 was $16,585,000 and $3,893,000, respectively.

The Company periodically analyzes the value of its cable distribution fees to determine if an impairment has occurred. The Company measures the potential impairment of recorded cable distribution fees by the undiscounted value of expected future operating cash flows in relation to its net capital investment. Based on its analysis, the Company does not believe that an impairment of its cable distribution fees has occurred.

7.     OTHER NON-CURRENT ASSETS

Other non-current assets consists primarily of goodwill which is recorded at cost and amortized on a straight-line basis over its economic life, primarily three years. In connection with the purchase of Internet Software, Inc. ("ISN") during 1994, as discussed in Note E, goodwill increased by $5,239,000.

Amortization expense for other non-current assets was $5,710,000, $2,633,000 and $2,261,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The increase in amortization expense during 1995 was related to the sale of name lists for Ortho-Vent, Inc. ("Ortho-Vent"), one of the Company's mail order subsidiaries, as discussed below and in Note F.

Costs in connection with mailing lists developed for the Company's direct response advertising business are amortized over a two year period. The total amount of direct response advertising included in amortization expense for the years ended December 31, 1995, 1994, and 1993, was $3,868,000, $1,982,000, and $1,988,000, respectively. Due to the sale of the Ortho-Vent assets, the Company no longer incurs these costs and all previously capitalized amounts were written-off in 1995. All non-direct response advertising is expensed in the period incurred.

8.     NET SALES

Revenues include merchandise sales and shipping and handling revenues, and are reduced by incentive discounts and sales returns to arrive at net sales. Revenues are recorded for credit card sales upon transaction authorization, and for check sales upon receipt of customer payment, which does not vary significantly from the time goods are shipped. The Company's sales policy allows merchandise to be returned at the customer's discretion, generally up to 30 days. An allowance for returned merchandise is provided based upon past experience.

9.     INCOME TAXES

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (Statement 109). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

10.    EARNINGS (LOSS) PER SHARE

Primary earnings (loss) per common share is based on net earnings (loss) divided by the weighted average number of common shares outstanding giving effect to stock options and convertible debt, when dilutive. Fully diluted earnings per share is not materially different from primary earnings per share in any period presented.

The weighted average number of common shares outstanding was 90,782,000, 95,061,000 and 91,192,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

11.  RECLASSIFICATIONS

Certain amounts in the prior year's consolidated financial statements have been reclassified to conform to the 1995 presentation.

NOTE B - LONG-TERM INVESTMENTS

In July 1995, the Company paid $4,000,000 for a 20% interest in Body By Jake Enterprises, L.L.C. ("BBJ"). This investment is accounted for under the cost method. Simultaneously, the Company entered into a long-term joint marketing agreement with BBJ to provide for the sale and promotion of merchandise through HSC and other distribution channels.

The Company has a $10,000,000 investment consisting of 100,000 shares of Series A non-voting preferred stock, $.01 par value, with a liquidation preference of $100 per share, in The National Registry Inc. ("NRI"); which is accounted for under the cost method. This investment is convertible into 6,336,154 shares of NRI common stock at the Company's option, however, conversion to common stock is automatic in the event that cumulative gross revenues for NRI reach $15,000,000. At December 31, 1995, one of the Company's executive officers served as a director of NRI. J. Anthony Forstmann, a director of the Company, is Chairman of NRI and had voting rights with respect to 28.3% of NRI's common stock as of December 31, 1995.


NOTE C - LONG-TERM OBLIGATIONS AND CREDIT FACILITIES

-------------------------------------------------------------------------------------------------------------------
                                                                                                DECEMBER 31,
                                                                                            --------------------
                                                                                          1995                1994
-------------------------------------------------------------------------------------------------------------------
                                                                                               (In thousands)
Secured $150,000,000 Revolving Credit Facility
  as amended February 13, 1996, ("Credit Facility")
  which expires April 1, 1997 (unsecured prior to
  September 28, 1995).  Borrowings can be used for
  general corporate purposes.  The interest rate
  ranged from 6.25% to 8.81% and is tied to the
  London Interbank Offered Rate ("LIBOR"), plus an
  applicable margin based on the Company's total
  debt to operating cash flow ratio...............                                         $135,000           $25,000

Unsecured 7.5% note, plus accrued interest,
  payable to related parties, in connection
  with a business acquisition, due on September 1,
  1996.  See Note E...............................                                            1,325             2,903

Other long-term obligations.......................                                            1,040             1,278
                                                                                           --------           -------
Total long-term obligations.......................                                          137,365            29,181
Less current maturities...........................                                            1,555             1,690
                                                                                           --------           -------
Long-term obligations, net of current
 maturities.......................................                                         $135,810           $27,491
                                                                                           ========           =======

Aggregate contractual maturities of long-term obligations are as follows:

                   ---------------------------------------------------------------------------------------
                   Years Ending December 31,
                   ---------------------------------------------------------------------------------------
                                                                                          (In thousands)
                        1996.............................                                       $  1,555
                        1997.............................                                        135,250
                        1998.............................                                            270
                        1999.............................                                            290
                                                                                                --------
                                                                                                $137,365
                                                                                                ========

The Company's Credit Facility was amended on September 28, 1995 and the maximum borrowing availability was increased from $100,000,000 to $150,000,000 at that time. On that date, HSN pledged the stock of HSC and HSN Realty, Inc. ("Realty"), the guarantors of the Credit Facility, to secure the Company's obligation under the Credit Facility. On February 13, 1996, the covenants in the Credit Facility were further amended to include the effect of, among other things, certain of the restructuring and other charges as discussed in Note F and to allow for additional subordinated financing as discussed in Note P. The Credit Facility has yearly extension options beyond April 1997, if requested by the Company, subject to approval of the participating banks. Under the Credit
Facility, the interest rate on borrowings is tied to the LIBOR, Federal Funds Rate, or Prime Rate, at the Company's option, plus an applicable margin. Commitment fee payments relating to the Credit Facility totaled
$2,720,000 and $170,000, respectively, during 1995 and 1994. The unamortized commitment fee balance of $1,170,000 at December 31, 1995 is being amortized over the expected remaining life of the agreement.

Restrictions contained in the Credit Facility include, but are not limited to, limitations on the encumbrance and disposition of assets, certain restrictions on repurchases of the Company's common stock and the maintenance of various financial covenants and ratios.

The Company also has a $25,000,000 committed bank credit line secured by the capital stock of HSC and Realty. In addition, the Company has an uncommitted unsecured bank credit line offered on a conditional basis. On February 13, 1996, the committed bank credit line was amended on the same terms as the Credit Facility discussed above. These facilities back letters of credit, used exclusively to facilitate the purchase of imported inventory. Presentation of letters of credit by vendors results in an immediate charge to the Company's account with no interest charges incurred. Outstanding letters of credit are limited to a total of $25,000,000 at any time, under the terms of the Credit Facility. At December 31, 1995, outstanding letters of credit amounted to $14,052,000 leaving $10,948,000 of these bank credit lines available.

The Company recognized extraordinary losses on the early extinguishment of its long-term obligations as follows:

---------------------------------------------------------------------------------------------------------
                                                                                    DECEMBER 31,
                                                                           ------------------------------
                                                                            1994                  1993
---------------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
Total extinguished.....................                                    $85,000              $160,152
                                                                           =======              ========

Pre-tax loss net of discounts..........                                    $(1,491)             $(11,637)
Income tax benefit.....................                                        567                 4,395
                                                                           -------              --------
Extraordinary loss.....................                                    $  (924)             $ (7,242)
                                                                           =======              ========

There was no early extinguishment of long-term obligations during the year ended December 31, 1995.

NOTE D - INCOME TAXES

A reconciliation of total income tax expense (benefit) to the amounts computed by applying the statutory federal income tax rate to earnings (loss) before income tax expense (benefit) and extraordinary item is shown as follows:

-----------------------------------------------------------------------------------------------------------
                                                                            Years Ended December 31,
                                                                     --------------------------------------
                                                                      1995              1994          1993
-----------------------------------------------------------------------------------------------------------
                                                                                  (In thousands)
Income tax expense (benefit) at the federal statutory rate
 of 35% (effect of rate change in 1993 to 35% was $(196))....       $(33,322)          $10,682       $(6,848)
Amortization and write-off of goodwill and other acquired
 intangibles and interest on adjustments proposed by the
 Internal Revenue Service ("IRS")............................          1,629             2,145         1,582
State income tax expense (benefit), net of effect of fed-
 eral taxes..................................................         (1,778)              803            71
Executive compensation in excess of $1 million...............           (688)                -           688
Sale of wholly-owned subsidiary..............................              -              (920)            -
Other, net...................................................            837               109           479
                                                                    --------           -------       -------
                                                                    $(33,322)          $12,819       $(4,028)
                                                                    ========           =======       =======

The Company's effective tax expense (benefit) rate was (35.0)% for 1995, 42.0% for 1994; and (20.6)% for 1993.

The components of income tax expense (benefit) attributable to operations are as follows:

------------------------------------------------------------------------------------------------------------
                                                                             YEARS ENDED DECEMBER 31,
                                                                     ---------------------------------------
                                                                        1995             1994          1993
------------------------------------------------------------------------------------------------------------
                                                                                    (In thousands)
CURRENT INCOME TAXES :
Federal....................................................          $(1,023)        $  4,791        $ 8,753
State......................................................               11              584            870
                                                                     -------         --------        -------
                                                                      (1,012)           5,375          9,623
                                                                     -------         --------        -------

DEFERRED INCOME TAXES:
Net operating loss carry over..............................          (23,489)               -              -
Depreciation for tax in excess of (less than) financial
 statements................................................           (2,207)             683             55
Sales returns .............................................              382              493           (471)
Amortization of acquired intangible assets.................                -           (1,622)            47
Provision for accrued liabilities..........................           (1,407)             956         (1,363)
Inventory costing..........................................           (4,421)           1,330         (4,057)
Litigation settlements.....................................            1,859              542         (4,550)
Deferred compensation......................................              662              275           (907)
State income taxes.........................................           (1,786)             325           (618)
IRS settlement.............................................                -            1,794              -
Amortization of long-term obligation issue costs...........                -                -           (718)
Sales tax accrual..........................................              294              771             24
Provision for uncollectible amounts........................               (6)           2,585           (351)
Amortization of cable distribution fees....................           (1,775)            (530)             -
Charitable contribution carryover..........................              (48)             244           (910)
Valuation allowance........................................              240              116            135
Other, net.................................................             (608)            (518)            33
                                                                    --------         --------       --------
                                                                     (32,310)           7,444        (13,651)
                                                                    --------         --------       --------
                                                                    $(33,322)        $ 12,819       $ (4,028)
                                                                    ========         ========       ========

During the years ended December 31, 1994 and 1993, the Company recorded an extraordinary item, loss on early extinguishment of long-term obligations, net of the income tax effect. See Note C.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

------------------------------------------------------------------------------------------------------
                                                                                     DECEMBER 31,
                                                                               -----------------------
                                                                                1995             1994
------------------------------------------------------------------------------------------------------
                                                                                   (In thousands)
CURRENT
Deferred tax assets:
  Inventory costing...................................................         $10,339         $ 5,918
  Provision for accrued liabilities...................................           5,182           3,775
  Sales returns ......................................................           3,794           4,176
  Litigation settlements..............................................           2,149           4,008
  Provision for uncollectible amounts.................................             614             608
  Deferred compensation...............................................           1,163           1,825
  Sales tax accrual...................................................             484             778
  Charitable contribution carryover...................................             714             666
  Other...............................................................              45             354
                                                                              --------         -------
   Net deferred tax assets...........................................          $24,484         $22,108
                                                                               =======         =======

NON-CURRENT
Deferred tax liabilities (assets):
  Net operating loss carry over.......................................        $(23,489)        $     -
  State income taxes..................................................          (2,419)           (633)
  Cable distribution fees.............................................          (2,305)           (530)
  Investment in unconsolidated subsidiaries...........................               -            (238)
  Installment sale....................................................               -            (182)
  Other...............................................................          (1,759)           (915)
                                                                              --------         -------
                                                                               (29,972)         (2,498)
  Less valuation allowance............................................           1,235             995
                                                                              --------         -------
                                                                               (28,737)         (1,503)
  Depreciation for tax in excess of financial statements..............           5,409           7,616
  Capitalized costs of mailing lists..................................               -             539
  Other...............................................................             186             140
                                                                              --------         -------
   Net deferred tax liabilities (assets).............................         $(23,142)        $ 6,792
                                                                              ========         =======


The Company had taxable income (loss) and pre-tax book income (loss) for the periods presented as follows:

-------------------------------------------------------------------------------------------------------------------
                                                                              YEARS ENDED DECEMBER 31,
                                                                         ------------------------------------------
                                                                           1995           1994            1993
-------------------------------------------------------------------------------------------------------------------
                                                                                   (In thousands)
Taxable income (loss)................                                   $(72,849)        $ 5,200         $  8,207
Pre-tax book income (loss)...........                                   $(95,205)        $29,029         $(31,204)

The primary differences between taxable income (loss) and pre-tax book income
(loss) are the gross effects of the deferred income taxes, exclusive of the net operating loss carry over as detailed above. In addition to these reconciling items, the Company recognized income tax deductions relating to the issuance of common stock pursuant to the Company's executive stock award program and the exercise of stock options ("Common Stock Deductions"), the income tax benefit of which was recorded as an increase to additional paid-in capital. During the years ended December 31, 1995, 1994 and 1993, the Company incurred Common Stock Deductions of $1,445,000, $7,308,000 and $31,697,000, respectively.

Except for the effects of the reversal of net deductible temporary differences and the effects of future Common Stock Deductions, the Company is not currently aware of any factors which would cause any significant differences between taxable income and pre-tax book income in future years. There can be no assurances that there will not be significant differences in the future between taxable income and pre-tax book income if circumstances change (for example, changes in tax laws or the Company's financial condition or performance).

During 1995, the Company incurred a tax loss of $72,849,000. The Company will carryback $8,900,000 to prior taxable years to obtain an income tax refund.
The remaining tax loss of $63,949,000 will be carried forward and will expire on December 31, 2010. Management believes that it will generate future taxable income sufficient to realize this tax benefit prior to its expiration. New management, which has substantial experience in the television retail business, has been appointed and is establishing a new direction for the Company intended to reverse operating losses experienced in 1995. The Company's plans are to provide a proper inventory mix with respect to product assortment and price point that attracts both first-time buyers and active buyers, and improved inventory management.

Management of the Company believes that through minimal growth in net sales, calculated at cost of living increases of 3.5%, cost reduction measures implemented during late 1995 and early 1996, and further anticipated reductions resulting from expected capital expenditures, that both the net operating loss carryforward of $63,949,000 and a substantial portion of other deferred tax assets presented above will be recovered within a three-year period. Accordingly, the Company has recognized an asset related to these carryforward and no valuation allowance has been provided. There can be no assurance, however, that the Company will generate any earnings or any specific level of continuing earnings in order to allow the Company to realize the benefits of the net operating loss carryforward or other deferred tax assets.

During 1994, the IRS completed its examination of the Company's federal income tax returns for fiscal years 1986 through 1989 and proposed various adjustments. The Company and the IRS agreed to settle all of the outstanding issues with the exception of the deductibility of royalty payments made to a then related party. The Company paid the assessments, totaling $15,000,000 including interest, related to all the issues except the royalty payments covering all taxable periods through August 31, 1993. These assessments had previously been accrued.

Also in 1994, the IRS issued a statutory Notice of Deficiency for fiscal years 1986 through 1989 related to the royalty payments issue. The Company paid the assessments, totaling $4,600,000 including interest, which had previously been accrued. The Company continues to maintain that it has meritorious positions regarding the deductibility of these payments and will file a refund claim with the IRS during 1996.

On May 12, 1995, the IRS completed its examination of the Company's federal income tax returns for fiscal years 1990 and 1991, and proposed adjustments resulting in income tax and interest deficiencies of $4,200,000, primarily related to the royalty payments issue. On October 31, 1995, the Company and the IRS agreed to settle all of the outstanding issues, except the royalty payments issue, and the Company paid the resulting assessment of $1,100,000, including interest. These assessments had previously been accrued. The Company has not yet received a Statutory Notice of Deficiency relating to the royalty payments issue. The Company will protest such assessment when received.

The Company also made such royalty payments during fiscal years 1992 through 1993. The deductibility of these payments will also be challenged by the IRS upon audit. The Company has made adequate provision for this issue for these years.

The Company's federal income tax returns for fiscal years 1992, 1993 and 1994 are currently under examination by the IRS. No proposed material adjustments relating to such years, other than those discussed above, have been brought to management's attention.

NOTE E - BUSINESS COMBINATION

On September 1, 1994, a wholly-owned subsidiary of the Company purchased all the outstanding shares of ISN for cash of $2,097,000 and notes payable of $2,903,000, see Note C, for a total of $5,000,000. The purchase method of accounting was used to account for this business combination. Goodwill acquired in connection with this transaction is being amortized over three years.

Consolidated results of operations for the year ended December 31, 1994 include the results of ISN from its acquisition date. The results of operations prior to the date of acquisition, were not significant to the Company's consolidated results of operations and therefore pro forma effects are not presented.

NOTE F - OTHER CHARGES AND RESTRUCTURING CHARGES

During 1995, the Company recorded $42,340,000 in pre-tax special charges.

In connection with new management's sales and merchandising philosophy an overall analysis of the Company's inventory was conducted and determined that
certain merchandise was  not compatible with this new   philosophy.  As a
result, such merchandise will be liquidated through other than the Company's normal retailing channels. Accordingly, management increased the Company's inventory carrying value adjustment by $12,077,000 to $33,259,000 at December 31, 1995 to reflect the net realizable value of the Company's inventory.

During 1995, the Company recorded $11,893,000 in "Other Charges." These consisted of severance pay of $3,978,000 related to a reduction in work force, $4,800,000 of payments to certain executives as provided for under their employment agreements in connection with the termination of their employment and the write-off of certain equipment maintenance and contractual fees totaling $1,812,000 related to service contracts which the Company will no longer utilize. In addition, the Company recorded a write-down of inventory totaling $1,303,000 to net realizable value based on the disposition of Ortho-Vent's assets. An additional $2,400,000, related to name lists of Ortho-Vent were written off and included in "Depreciation and Amortization."

During 1995 the Company recorded restructuring charges of $4,114,000 covering employee and other costs related to the closing of its fulfillment center in Reno, Nevada. The facility was closed by June 30, 1995. During 1995, payments totaling $1,214,000 were made related to this charge leaving $2,900,000 accrued for future charges, at December 31, 1995.

Interest expense includes $773,000 of bank fees related to the Company's Credit Facility which have been amortized based on the Company's intent to seek refinancing of this debt prior to its contractual maturity. Miscellaneous expense includes the write-down of computer equipment no longer in use with a net book value of $4,700,000.

Estimated costs related to pending and settled litigation for the year ended December 31, 1995 totaled $6,383,000.

NOTE G - EMPLOYEE BENEFIT PLANS

The Company offers a plan pursuant to Section 401(k) of the Internal Revenue Code covering substantially all full-time employees. Matching employer contributions are set at the discretion of the Board of Directors. The Company's contributions for the years ended December 31, 1995, 1994 and 1993 were $864,000, $824,000 and $667,000, respectively.

On December 28, 1994, the Board of Directors adopted the Home Shopping Network, Inc. Employee Equity Participation Plan (the "Equity Plan"), effective December 31, 1994. In January 1996, the Company received a favorable determination letter stating that the Equity Plan is a qualified plan for IRS purposes.

The Equity Plan covers all employees who have completed one year of service, at least 1,000 hours of service during that year, are at least 21 years of age, are not highly compensated, and do not hold options to purchase shares of HSN common stock.

The Company contributed $5,000,000 which was used to purchase a total of 499,000 shares of common stock in 1994 and 1995 to fund the Equity Plan. Employees who met the eligibility requirements on December 31, 1994 and June 30, 1995, will receive grants under the Equity Plan. The stock vests ratably at 20% a year with the first vesting being effective as of the calendar year in which the eligible employee has worked at least 1,000 hours. The Board of Directors have not made the decision regarding any additional grants for any period subsequent to June 30, 1995. The common stock in the Equity Plan is included in the weighted average number of shares for the Company's earnings per share calculation.

The common stock when purchased was recorded as unearned compensation. For the years ended December 31, 1995 and 1994, $1,020,000 and $810,000, respectively, has been charged to expense based on the shares authorized for granting and the vesting schedule discussed above. The fair value of the shares which were unvested and as yet not authorized for grants at December 31, 1995 is $2,858,000. Any future contributions to the Equity Plan will be subject to the Board of Directors' approval.

NOTE H - COMMITMENTS AND CONTINGENCIES

The Company leases satellite transponders, computers, warehouse and office space used in connection with its operations under various operating leases.

Future minimum payments under non-cancellable operating leases are as follows:


       --------------------------------------------------------------
       YEARS ENDING DECEMBER 31,
       --------------------------------------------------------------
                                                       (In thousands)
            1996..................................         $13,541
            1997..................................          12,862
            1998..................................           7,981
            1999..................................           7,203
            2000..................................           6,959
            Thereafter............................          30,352
                                                           -------
                                                           $78,898
                                                           =======

Rent and lease expenses charged to operations were $13,263,000, $13,978,000 and $15,185,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

During June 1995, in connection with the restructuring of its programming the Company discontinued use of a satellite transponder which is under a non-cancellable operating lease calling for monthly payments ranging from $140,000 to $150,000 through February 2007. The Company subleased this satellite transponder to a related party during 1995, as discussed in Note M. The sublease expired on February 15, 1996, and the Company is currently seeking to sublease the transponder or to sell its rights with respect to this satellite transponder. The Company does not expect any material adverse financial impact in connection with the lease.

On December 28, 1992, HSC entered into affiliation agreements with Silver King Communications, Inc. ("SKC") which provide for SKC's broadcast television stations to air HSC programming on a full-time basis. The agreements have an original term of five years, and are renewable for two successive five year terms at SKC's sole option. The affiliation agreements are cancelable by SKC with eighteen months' written notice prior to the end of any scheduled term. The notice period of non-renewal of the first term is scheduled to end on June 28, 1996, but is being extended by mutual agreement between SKC and the Company to December 28, 1996. HSC pays an affiliation fee to SKC based on hourly rates
and, upon reaching certain sales levels, commissions on net sales.   Expense
related to affiliation agreements with SKC for the years ended December 31, 1995, 1994 and 1993, was $41,332,000, $42,415,000 and $41,135,000,
respectively, of which $778,000, $1,865,000 and $996,000, respectively, represents commissions.

In December 1995, the Company entered into a four-year employment agreement with the Company's Executive Vice President of Administration, which is automatically renewable for successive one-year terms unless either party provides at least 180 days' written notice. The employment agreement provides for an annual base salary of $235,000 per annum until December 1999, a signing bonus of $50,000, and options to purchase 50,000 shares of the Company's common stock at $8.50 per share. These options were granted under the terms of the 1996 Stock Option Plan for Employees ("1996 Employee Plan"), which plan is subject to shareholder approval. See Note L.

In November 1995, the Company entered into a four-year employment agreement with the Company's President, which is automatically renewable for successive one-year terms unless either party provides at least 180 days' written notice. The employment agreement provides for an annual base salary of not less than $500,000 and a $1,000,000 loan, evidenced by a note, bearing interest at 5.00% per annum, with only interest, payable monthly. The loan will be used for the purchase or renovation of a residence and will be secured by this property.
The note, which has not yet been drawn against, will be due upon the first anniversary of the termination of the President. The employment agreement also provides options to purchase 2,500,000 shares of the Company's common stock at $8.50 per share. These options were granted under the terms of the 1996 Employee Plan, which plan is subject to shareholder approval. See Note L.

In September 1994, the Company entered into a three-year employment agreement with its General Counsel which is automatically renewable for sucessive one-year terms unless either party provides written notice by April 30 in any year. The agreement calls for an annual base salary of at least $225,000 per year until August 1997 and options to purchase 100,000 shares of the Company's common stock at $11.75 per share under the terms of the 1986 Stock Option Plan for Employees.

Termination of the above employment agreements by the Company other than for cause will result in payment of the annual base salary amounts that would have been payable had employment continued until the expiration of the employment terms plus any annual bonus for the year of termination. In addition, termination of employment following a change in control of the Company may result in entitlement to all unpaid compensation and other benefits through the term of the contracts.

On August 11, 1993 a former Chairman of the Board of the Company, upon his resignation, commenced a five-year consultancy and non-competition arrangement with the Company during which period he receives $500,000 per year.

The Company has entered into an amended five year agreement for inbound 800 service usage with MCI Telecommunications Corporation ("MCI") ending in August 2000 which requires minimum annual payments of $9,600,000. If the Company terminates the agreement for reasons other than cause, payment of 50% of the aggregate of the minimum amounts for the remainder of the unexpired term will be due 30 days after the termination. The Company's payments to MCI for phone services during the years ended December 31, 1995 and 1994 substantially exceeded the above mentioned minimum.

In addition, the Company has entered into an agreement with MCI covering equipment maintenance for a term from April 1, 1996 through April 1, 2001, requiring minimum annual payments of $2,676,000. Upon payment of $13,380,000 under the terms of the contract, the Company is no longer required to pay any fees for these services. The Company will receive a credit for any annual fees over $3,211,000.

NOTE I - LITIGATION

The Company has reached an agreement to settle a consolidated class action pending in the Court of Common Pleas of Bucks County, Pennsylvania, relating to the Company's pricing practices with respect to diamond and imitation jewelry sold to Pennsylvania residents between

December 27, 1984 and May 20, 1991. Under the proposed settlement, customers who present adequate proof of purchase of cubic zirconia or diamond jewelry during the class period will have the option of receiving a cash payment or a discount certificate usable for the purchase of HSN merchandise during the following twelve months. The maximum cash payment required from the Company with respect to all costs relating to the settlement is $2,500,000. The Company will be entitled to a refund of any balance not used for these purposes. If certificates representing a maximum discount of more than $5,200,000 would be issuable under the settlement, the Company has the right to require that the certificates be pro-rated among those who elect to receive them. The settlement is subject to approval by the Court after notice and hearing.

The Company believes it has accrued a balance sufficient to cover anticipated costs in connection with the resolution of this and other pending litigation.

During 1995, the Company paid $14,450,000 relating to litigation settlements accrued in 1993.

The Company is also involved in various other lawsuits either as plaintiff or defendant. In the opinion of management, the ultimate outcome of these various lawsuits should not have a material impact on the Company's liquidity, results of operations or financial condition.

NOTE J - STOCKHOLDERS' EQUITY

The holders of both classes of the Company's common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of the liquidation, dissolution or winding up of the Company, the holders of both classes of common stock are entitled to share ratably in all assets of the Company remaining after provision for payment of liabilities. Shares of Class B common stock are convertible at the option of the sole holder, Liberty Media Corporation ("Liberty"), a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"), into shares of common stock of the Company on a share-for-share basis. In the event of conversion of the Class B common stock, the Class B shares so converted will be retired and not subject to reissue.

The holder of the Class B common stock votes together with the holders of common stock on all matters submitted to stockholders, except that it has no vote in the election of 25% of the Board of Directors. The holder of the Class B common stock is entitled to cast ten votes per share on all other matters.

As of December 31, 1995, Liberty's beneficial ownership and voting rights were 41.4% and 80.4%, respectively.

NOTE K - ANTICIPATED CHANGE IN CONTROL

In November 1995, Liberty and the new Chairman of the Company's Board of Directors (the "Chairman"), entered into an agreement, which related to, among other things, SKC's acquisition of control of the Company through the transfer to SKC of the common stock and Class B common stock owned by Liberty ("Company Shares"). Pursuant to the agreement between the Chairman and Liberty and certain other agreements entered into at such time, SKC would acquire the Company Shares (which shares represent a majority of the voting power of the outstanding equity securities of the Company) in exchange for additional shares of SKC's common stock and Class B stock. If such transactions are consummated, the Chairman, who became Chairman of the Board and Chief Executive Officer of SKC in August 1995 and acquired a significant number of options to acquire SKC common stock at such time, would also control securities of SKC representing a majority of the outstanding voting power of that entity. In addition, in connection with such transfer of the Company Shares, TCI would acquire beneficial ownership of a substantial additional equity interest in SKC and, through such ownership of SKC securities, would continue to have a substantial equity interest in the Company.

The consummation of each of the foregoing transactions is subject to the satisfaction of certain conditions, including, but not limited to, receipt of FCC approval, and approval of transaction in which it is to acquire the Company Shares by the stockholders of SKC. In addition, SKC's acquisition of control of the Company referred to above, will constitute a "change in control" of the Company which will require an amendment to the Credit Facility. See Note P. There can be no assurance that the transactions described above will be consummated.

NOTE L - STOCK OPTIONS AND AWARDS

The Company has granted options to purchase common stock under option plans as follows:

The Board of Directors authorized the issuance of a total of 18,700,000 shares for the 1996 Employee Plan and the 1996 Stock Option Plan for Directors ("1996 Director Plan"), subject to shareholder approval at the Company's annual meeting of shareholders.

The 1996 Employee Plan provides for the grant of options to purchase common stock at fair market value, subject to the discretion of the Compensation/Benefits Commitee of the Board of Directors, as of the date of grant. The options vest annually and equally over five years, unless otherwise specified by the Compensation/Benefits Committee of the Board of Directors, beginning one year from the date of grant, and expire ten years from the date of grant. During 1995, the Company granted options for 15,950,000 shares which vests over a four year period of which 13,400,000 were to the Chairman of the Board, 2,500,000 were to the new President and Chief Executive Officer, and 50,000 were to the Executive Vice President of Administration, all at $8.50 per share.

The 1996 Director Plan provides for issuance of options to outside directors. Options for 5,000 shares of common stock are automatically granted upon appointment to the Board of Directors, and options for an additional 5,000 shares are granted annually thereafter. Options provide for purchase at fair market value on the date of grant, vest over three years, and expire five years from the date of vesting.

The 1987 Cable Operators Stock Option Plan, as amended, provided for the issuance of options to purchase common stock at or above the fair market value at the date of grant in exchange for entering into affiliation agreements to carry the Company's programming for up to seven years. All outstanding options were exercised or cancelled on or before June 1, 1994. The price of these options ranged between $5.56 and $6.49.

The 1986 Stock Option Plan for Employees, as amended, provides for the grant of options to purchase common stock at the fair market value at date of grant. The options generally vest annually and equally over five years beginning one year from the date of grant, and expire ten years from the date of grant.

The 1986 Stock Option Plan for Outside Directors, as amended, provides for the grant of options to purchase common stock at fair market value as of the date of grant. The options vest equally over two years beginning on the date of grant and expire five years from the date they vest. During 1992, the Board of Directors and shareholders approved certain amendments to the plan. The amendments provide for additional option grants after five years of service and, in addition, the number of shares of common stock subject to option under the plan was increased to 1,630,000 shares.

A summary of changes in outstanding options under the stock option plans except for the 1996 Employee Plan and the 1996 Director Plan, which are subject to shareholder approval, as discussed above, is as follows:


---------------------------------------------------------------------------------------------------------------------
                                                                     STOCK OPTION PLANS
                                    ---------------------------------------------------------------------------------
                                        CABLE
                                      OPERATORS             EMPLOYEES               OUTSIDE DIRECTORS
                                      ---------      ----------------------      -----------------------
                                                                   PRICE                        PRICE        TOTAL
                                       OPTIONS      OPTIONS        RANGE         OPTIONS        RANGE       OPTIONS
---------------------------------------------------------------------------------------------------------------------
                                                            (In thousands, except price range)
Total authorized.................       27,500      10,000                       1,630                      39,130
                                        ======      ======                      ======                      ======

Outstanding - December 31, 1992..        4,325       2,934     $ 3.25- 8.23        300     $ 3.36- 6.61      7,559
  Granted........................           49       1,063     $ 8.50-14.63        180     $14.75-14.75      1,292
  Exercised......................       (3,305)     (1,781)    $ 3.25- 6.96       (216)    $ 3.36- 6.61     (5,302)
  Canceled.......................         (524)       (115)    $ 4.41- 9.88        (54)    $ 4.98- 4.98       (693)
                                        ------      ------                      ------                      ------
Outstanding - December 31, 1993            545       2,101     $ 3.25-14.63        210     $ 5.45-14.75      2,856
  Granted........................            -       3,316     $10.25-12.25          -                -      3,316
  Exercised......................         (336)       (335)    $ 3.71- 9.88        (30)    $ 5.45- 5.45       (701)
  Canceled.......................         (209)       (419)    $ 4.41-14.63          -                -       (628)
                                        ------      ------                      ------                      ------
Outstanding - December 31, 1994..            -       4,663     $ 3.25-14.63        180     $14.75-14.75      4,843
  Granted........................            -         195     $ 6.75- 9.00         90     $10.38-10.38        285
  Exercised......................            -        (165)    $ 3.25- 8.50          -                -       (165)
  Canceled.......................            -        (755)    $ 4.41-14.63          -                -       (755)
                                        ------      ------                      ------                      ------
Outstanding - December 31, 1995..            -       3,938     $ 3.25-14.63        270     $10.38-14.75      4,208
                                        ======      ======                      ======                      ======

Options exercisable..............            -       2,425     $ 3.25-14.63        210     $10.38-14.75      2,635
                                        ======      ======                      ======                      ======

Available for grant..............            -       2,978                         724                       3,702
                                        ======      ======                      ======                      ======

During the year ended December 31, 1995, 165,050 shares of common stock were issued in connection with the exercise of stock options for which the Company received $903,000 in cash.

In October 1990, the Company adopted the 1990 Executive Stock Award Program (the "Program") pursuant to which 2,990,000 shares of common stock were granted to certain key employees and consultants. The Program was funded exclusively by the contribution of shares of common stock owned by a former chairman of the board and a former president of the Company. The Company did not issue any additional shares of stock in connection with the Program. The shares granted under the Program are distributed in five equal annual installments commencing one year from the grant date. Participants in the Program are entitled to receive dividends, if declared, on their unvested shares and certain officers are entitled to voting rights with respect to their unvested shares. Forfeitures are reissued at the discretion of the Compensation/Benefits Committee of the Board of Directors.

Under this Program and another award of stock, the amount amortized and expensed relating to the compensation earned was $795,000, $2,047,000, and $5,615,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

In 1993, the former president and chief executive officer of HSN received SAR's with respect to 984,876 shares of the Company's common stock at an exercise
price of $8.25 per share.   The SAR's vested upon termination of his employment
and were exercised during September 1995, at $10.13 per share. Compensation expense (benefit) recognized by the Company for the SAR's during the years ended December 31, 1995, 1994 and 1993 was ($758,000), ($1,547,000) and
$2,834,000, respectively. In addition, $1,345,000 of expense related to the exercise of these SAR's is included in "Other Charges."

NOTE M - RELATED PARTY TRANSACTIONS

Currently, the Company is involved in several agreements with related parties and has made payments to those related parties as follows.

Effective August 25, 1995 the Chairman and Chief Executive Officer of SKC was appointed to the Company's board of directors and was appointed Chairman of the Company's Board of Directors effective November 27, 1995. The Company has affiliation agreements with SKC for which the Company paid $42,651,000 in 1995. See Note H.

HSC has entered into affiliation agreements with cable operators which are wholly or partially owned by TCI. In addition, certain officers of Liberty and TCI served, or continue to serve, on the Company's Board of Directors. The managing general partner of certain cable systems which carry the Company's programming, was appointed to HSN's Board of Directors in July 1993. TCI also has an ownership interest in these cable systems. Payments to the above related parties for cable commissions and advertising were $7,150,000, $7,269,000, and $4,300,000 for the years ended December 31, 1995, 1994 and
1993, respectively. Cable distribution fees paid to related parties were $28,715,000 and $8,673,000 for the years ended December 31, 1995 and 1994, respectively. Additional commitments for cable distribution fees to related parties totaled $1,630,000 at December 31, 1995. In addition, the Company received $896,000 in payments for rental of a satellite transponder during 1995 from a wholly owned subsidiary of TCI.

On April 28, 1992, the Company purchased 100,000 shares of Series A Preferred Stock of NRI. Pursuant to the purchase of these shares, HSN provides office space to NRI beginning in 1993. The Company charged NRI $68,000 and $65,000, respectively, for rent during the years ended December 31, 1995 and 1994. The Chairman and Chief Executive Officer of NRI was appointed to the Board of Directors of the Company on April 30, 1992. At December 31, 1995, one of the Company's executive officers served as a director of NRI. See Notes B and Q.

Prior to 1994, the Company received a variety of products and services from entities related through common ownership and management with the former Chairman of the Company's Board of Directors and his immediate family members. These transactions were considered related party transactions until the resignation of the former Chairman of the Company's Board of Directors in August 1993. Subsequent to his resignation, these transactions are no longer considered related party, but are included for disclosure purposes for periods prior to January 1, 1994. Transactions with these entities are summarized as follows:

1. COMPUTER SOFTWARE LICENSE AGREEMENT: In 1985, the Company entered into a license agreement for computer software with Pioneer Data Processing, Inc., which provided for continuing monthly payments of 1% of HSC's gross profit, as defined. The amount expensed in connection with this agreement was $297,000 for the year ended December 31, 1993.

2. COMMISSIONS ON INVENTORY: Certain inventory in the form of returned merchandise, rejects and small lot saleable inventory were disposed of through Western Hemisphere, Inc. ("Western") for a 15% commission. Sales by the related party were less than 1% of total sales. The Company also provided certain equipment and space located at or in close proximity to each of the Company's four fulfillment centers, free of charge. The Company terminated this arrangement in 1993. Commissions were $561,000 for the year ended December 31, 1993.

As of December 31, 1994 and 1993, the Company had a $4,500,000 liability recorded to Western which was paid during 1995. This amount related to cancellation of the computer software license agreement pursuant to which Western provided certain liquidation and related services, as noted above, and all other existing agreements and arrangements excluding certain assignment, secrecy and non-compete agreements. In connection with this and other litigation settlements, the former chairman of the Company's board of directors paid HSN $3,000,000 during 1995. This amount was recorded in accounts and notes receivable, as of December 31, 1994.

The Company purchased certain equipment from PSi and paid license and system maintenance fees related to this equipment of $1,316,000 and $3,545,000, respectively, for the year ended December 31, 1993. The former chairman of HSN owns a controlling position in PSi's outstanding stock. Until August 1993, HSN and PSi also shared a common board member, and officer. Subsequent to August 11, 1993, PSi is no longer considered a related party due to the resignation of certain members of PSi's board of directors, and the resignation of a former chairman of the board of the Company.

NOTE N - CONSOLIDATED STATEMENTS OF CASH FLOWS

Supplemental disclosure of cash flow information:

-------------------------------------------------------------------------------------------------
                                                         YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------------
                                            1995                   1994                  1993
-------------------------------------------------------------------------------------------------
                                                            (In thousands)
CASH PAID DURING THE PERIOD FOR:
   Interest......................           $ 6,896               $ 5,899                 $13,872
   Income taxes..................             1,707                25,922                   2,815
CASH RECEIVED FOR:
   Income tax refund.............            11,258                 3,492                   2,300

Supplemental information of non-cash investing and financing activities:

o During 1995 and 1994, the Company purchased 1,335,000 and 2,545,000 shares, respectively, of treasury stock for which the Company paid $34,691,000 in 1995.

o During the year ended December 31, 1993, $15,000 of the Company's 5 1/2% Convertible Subordinated Debentures were converted into 2,293 shares of common stock.

o As discussed in Note E, in connection with the purchase of ISN, the Company issued notes payable totaling $2,903,000.

o During the year ended December 31, 1994 and 1993, RMS converted 559,456 and 3,600,000 shares, respectively, of Class B common stock into shares of common stock.

o On March 27, 1995, PSi repaid $2,700,000, plus accrued interest, of its $5,000,000 loan from the Company. Under an agreement between the Company and PSi, the remaining principal balance of the loan was recorded as a prepayment of future monthly software maintenance payments through December 1995.


NOTE O - QUARTERLY RESULTS (UNAUDITED)

---------------------------------------------------------------------------------------------------------------------------
                                                          QUARTER            QUARTER          QUARTER            QUARTER
                                                           ENDED              ENDED            ENDED              ENDED
                                                         MARCH 31,          JUNE 30,       SEPTEMBER 30,        DECEMBER 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                   (Table in thousands, except per share data)
YEAR ENDED DECEMBER 31, 1995
  Net sales.....................................         $243,610           $246,659          $239,894          $288,462
  Gross profit..................................           81,675             80,503            77,583            77,186  c
  Net loss......................................           (8,799) a          (9,736)          (17,701) b        (25,647) d
  Loss per common share.........................             (.10)              (.11)             (.20)             (.28)

YEAR ENDED DECEMBER 31, 1994
  Net sales.....................................         $274,215           $274,005          $276,612          $301,682
  Gross profit..................................           98,600             95,202            97,620           104,588
  Earnings before extraordinary item............            6,651              1,908             7,349             1,793
  Net earnings .................................            6,651              1,908             6,425             1,793
  Earnings per common share:
   Before extraordinary item....................              .07                .02               .08  e            .02
   Net earnings ................................              .07                .02               .07  e            .02

a  The quarter ended March 31, 1995 included $2,041,000 of "Restructuring
   Charges".

b During the quarter ended September 30, 1995, the Company recorded "Other Charges" of $5,427,000, litigation expense of $3,200,000, and $2,400,000 of additional "Depreciation and Amortization".

c During the quarter ended December 1995, cost of sales included an additional inventory carrying value adjustment of $12,077,000.

d The fourth quarter of 1995 included $6,466,000 of "Other Charges", $2,073,000 in additional "Restructuring Charges," and $8,656,000 of other expense items, including $3,183,000 of litigation expense.

e The difference between earnings before extraordinary item and net earnings for the quarter ended September 30, 1994 represents a loss from the early extinguishment of long-term obligations.

The Company believes that seasonality does impact its business, but not to the same extent it impacts the retail industry in general.

NOTE P - SUBSEQUENT EVENT

On February 15, 1996, the Company announced it was seeking $100,000,000 of additional financing through a proposed private placement of convertible subordinated debentures that will not be registered under the Securities Act of 1933.

On February 13, 1996, the Company amended its Credit Facility, as discussed in Note C, and agreed that upon consummation of the sale of the subordinated debentures the amount available for borrowing under the Credit Facility would be reduced by 30% of the principal amount of subordinated debentures sold. In addition, the covenants were amended to give consent to the anticipated change in control, as discusssed in Note K, subject to the Company obtaining at least $50,000,000 in net proceeds from the sale of the subordinated debentures. There can be no assurance that such private placement can be completed on terms satisfactory to the Company.


NOTE Q - FINANCIAL INSTRUMENTS

The additional disclosure below of the estimated fair value of financial instruments was made in accordance with the requirements of Statements of Financial Accounting Standards No. 107. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies, when available.

------------------------------------------------------------------------------------------------
                                          DECEMBER 31, 1995                DECEMBER 31, 1994
                                       ----------------------          -------------------------
                                       CARRYING          FAIR          CARRYING           FAIR
                                        AMOUNT          VALUE           AMOUNT            VALUE
------------------------------------------------------------------------------------------------
                                                         (In thousands)
Cash and cash equivalents.....          $25,164          $25,164        $33,648          $33,648
Other non-current assets......            4,290            4,290          1,309            1,309
Long-term investments.........           14,000           21,424         10,000            7,875
Long-term obligations.........         (137,365)        (137,365)       (29,181)         (29,181)

The carrying value of cash and cash equivalents and other non-current assets are a reasonable estimate of their fair value.

There are no available current market prices for the $4,000,000 long-term investment in Body by Jake Enterprises LLC as the investment is in a private company. The Company has no reason to believe there has been a deterioration in the investment value below its cost basis, and as such a total of $4,000,000 is included in the 1995 Fair Value table above.

The amount set out in the table above as the fair value of long-term investment in NRI at December 31, 1995 and 1994 has been determined using the trading price of NRI's common stock on those dates. Management is of the opinion, however, that the fair value of this investment is not readily determinable. The Company's investment is in the preferred stock of NRI which is not publicly traded and, therefore, does not have an established market price. In addition, if the Company were to convert its investment to common stock, its investment would represent 20.7% of NRI's outstanding common stock at December 31, 1995. It is not anticipated that the Company would be able to sell its holdings without adversely affecting the market price of the NRI common stock and the amount realized in the event of a sale.

In early 1995, NRI indicated that it believes the adequacy of cash resources and the ability to continue operations is dependent upon achieving sales and obtaining additional capital to continue, among other things, the development, testing and marketing of its products. On March 15, 1995, NRI sold 4,000,000 shares of common stock to a third party investor for $4,000,000. In addition, on January 30, 1996 NRI completed an equity financing pursuant to which certain investors purchased from NRI 800 shares of NRI Series B Preferred Stock for a gross cash purchase price of $8,000,000, before commissions and expenses.
Based in part on these capital infusions, which provided NRI funds to continue the development, testing and marketing of its products, management believes that continuing to carry the Company's investment in NRI at cost is appropriate. The Company's maximum exposure on the NRI investment is the $10,000,000 carrying value.

The fair value of the Company's long-term obligations at December 31, 1995 and 1994 approximates the carrying value because the underlying instrument is a variable rate note that reprices frequently.